NEWS RELEASE

TSX: CLG; AMEX: CLG

Suite 950 – 505 Burrard Street, Box 72, One Bentall Centre, Vancouver, B.C. Canada V7X 1M4

Tel: 604.608.2557   Fax: 604.608.2559   www.cumberlandresources.com

News Release 07-06

February 22, 2007

Cumberland Announces Agreement with Government of Nunavut and Receipt of Nunavut Water Board Licence for Road Construction

CUMBERLAND RESOURCES LTD. (TSX: CLG; AMEX: CLG) (the “Company”) is pleased to announce that its wholly-owned subsidiary Meadowbank Mining Corporation (“MMC”) and the Government of Nunavut (“GN”) have signed a Development Partnership Agreement (“DPA”) with respect to Cumberland’s 100% owned Meadowbank gold project located 70 kilometres north of the hamlet of Baker Lake, Nunavut.  In addition, the Company has received a Water Licence Type B from the Nunavut Water Board, the final licence required for road construction to Meadowbank.  The Meadowbank gold project, host to Canada’s largest pure gold open pit gold reserves of 2.9 million ounces1, will become one of Canada’s highest output gold producers.

Development Partnership Agreement

The DPA provides a framework for the GN and MMC to work together and with other stakeholders including the federal and municipal governments and the Kivalliq Inuit Association (“KIA”) to maximize the long term socio-economic benefits of the Meadowbank project to Nunavut.  With this Agreement, MMC is eligible to apply for the GN’s new Fuel Tax Rebate Program for mining companies announced by the GN in the spring of 2006.  A signing ceremony of the Agreement between the MMC and the GN was held in Baker Lake on February 17, 2007.

“We are very pleased to have formed this partnership with the Government of Nunavut,” stated Kerry Curtis, President and CEO of Cumberland.  “Not only does this agreement provide Cumberland with the opportunity to continue to provide substantial employment and economic benefits to the residents of Baker Lake and the surrounding Kivalliq communities, it illustrates the strong support of the Government of Nunavut.  Nunavut is providing a unique fuel tax rebate program for mining companies and Cumberland is proud to be one of the first companies in Nunavut to participate in the program.”

The Nunavut fuel tax rebate program for the mining industry improves Nunavut’s competitive position and encourages economic growth and jobs in Nunavut.  The rebate helps offset the relatively higher energy costs associated with operating mines in the Canadian arctic.  This more competitive tax regime will allow the mining sector to develop profitable mining operations in Nunavut.

Nunavut Water Board Licence Received for Road Construction

The Nunavut Water Board has issued the Company a Water Licence Type B with the terms and conditions related to water use and waste disposal to allow for the construction of the 110 kilometre all weather access road and associated water crossings (bridges and culverts) between the hamlet of Baker Lake and the Meadowbank gold project.  The water licence is the final licence required to complete road construction.  Construction activities commenced in Baker Lake in early February 2006 after the Company received land use permits from the GN, Indian and Northern Affairs Canada and the KIA.  An “on the job” training program employing 40 people from Baker Lake will provide the community with approximately $250,000, the estimated cost of the training program.  Road construction continues to advance and additional infrastructure activities are progressing.  When at full operations, road construction will employ up to 43 northern Inuit out of a total of 64 positions, with positions varying from general labourer through to heavy equipment operators.

Cumberland is a well financed mineral development and exploration company which is positioning itself to become a mid-tier gold producer by developing its 100% owned Meadowbank gold project in Nunavut to production.  The shares of Cumberland are traded on the Toronto Stock Exchange and American Stock Exchange under the symbol CLG.

Meadowbank Gold Project

2005 Open Pit Mineral Reserve (Proven & Probable) (Fourth Quarter 2005)1

Category	Ore (t)	Grade (g/t)	Ounces
Proven	3,020,000	4.8	470,000
Probable	18,300,000	4.1	2,420,000
Proven & Probable	21,320,000	4.2	2,890,000

Note:  95% mining recovery and contact dilution applied.

CUMBERLAND RESOURCES LTD.

”Kerry M. Curtis, B.Sc., P.Geo.”
President and CEO

For further information contact:  Kerry Curtis, President and CEO or Joyce Musial, Manager, Investor Relations

1 2005 Meadowbank Gold Reserves (Fourth Quarter 2005) - The open pit mineral reserves have been prepared in accordance with NI 43-101. Dr. Mike Armitage, Managing Director of SRK Consulting (UK) Limited is the independent Qualified Person responsible for preparation of stated reserves.

Forward Looking Statements - This News Release contains “forward looking information” within the meaning of the Ontario Securities Act or “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 of the United States, including statements concerning our plans at the Meadowbank Gold Project and other mineral properties, which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation, risks and uncertainties relating to the interpretation of drill results and the estimation of mineral resources and reserves, the geology, grade and continuity of mineral deposits, the possibility that future exploration, development or mining results will not be consistent with our expectations, metal recoveries, accidents, equipment breakdowns, title matters and surface access, labour disputes or other unanticipated difficulties with or interruptions in production, the potential for delays in exploration or development activities or the completion of new or updated feasibility studies, the inherent uncertainty of production and cost estimates and the potential for unexpected costs and expenses, commodity price fluctuations (including gold, fuel, steel and construction items), currency fluctuations, failure to obtain adequate financing on a timely basis and other risks and uncertainties, including those described in the Annual Information Form filed with the Securities Commissions of the Provinces of British Columbia, Ontario, Quebec and Nova Scotia in our 40F filed with the United States Securities and Exchange Commission (the “SEC”) and with the Toronto Stock Exchange.  Forward-looking information is in addition based on various assumptions including, without limitation, the expectations and beliefs of management, the assumed long term price of gold, that we will receive required permits and access to surface rights, that we can access financing, appropriate equipment and sufficient labour and that the political environment within Nunavut and Canada will continue to support the development of environmentally safe mining projects so that we will be able to commence the development of the Meadowbank Gold Project within the established timetable. Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in forward-looking statements. Accordingly, readers are advised not to place undue reliance on forward-looking statements. The words “anticipate”, “believe”, “estimate” and “expect” and similar expressions, as they relate to us or our management, are intended to identify forward looking statements relating to the business and affairs of the Company. Except as required under applicable securities legislation, we undertake no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to U.S. Investors - The SEC permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms in this news release such as “measured”, “indicated” and “inferred” “resources” that the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC.  U.S. investors are urged to consider closely the disclosure in our Form 40-F, which is available from us at Suite 950 – 505 Burrard Street, Vancouver, B.C., V7X 1M4. You can also obtain this form from the SEC’s website at:  http://sec.gov/edgar.shtml.

Cautionary Note to U.S. Investors concerning estimates of Proven and Probable Reserves - The estimates of mineral reserves described in this News Release have been prepared in accordance with Canadian National Instrument 43-101.  The definitions of proven and probable reserves used in NI 43-101 differ from the definitions in SEC Guide 7.  Accordingly, the Company’s disclosure of mineral reserves in this news release may not be comparable to information from U.S. companies subject to the SEC’s reporting and disclosure requirements.